Exhibit 10.1

Procurement Delegation Agreement

Party A: Xi'an Hu County Yuxing Agriculture Technology Development Co., Ltd. ("Yuxing")
Party B: Xi’an Techteam Investment Holding Group

On November 1, 2013, Party A (Xi'an Hu County Yuxing Agriculture Technology Development Co., Ltd., ) the Corporation’s variable interest entity (“Yuxing”) entered into an agreement (the “Procurement Delegation Agreement”) with Party B (Techteam Investment Holding Group), pursuant to which, Party A is to delegate Party B to procure certain inventories from the market by utilizing its own resource advantage from November 1, 2013 to June 30, 2014 (the “Agreement Period”).

First, the scope and quality requirements for agricultural products
1.   Party B should purchase agricultural products in accordance with procurement list provided by Party A.
2.   Party A should provide the agricultural products procurement list to Party B in advance by 15 days, procurement list should include the products names, quantity and delivery time.
3.   Party A’s procurement of agricultural products must match the relevant quality standards along with the inspection report, if no standard for agricultural products must ensure that such products are fresh produce, appearance intact, no disease, insects, mildew, pesticide residues and other impurities.

Second, place of delivery and acceptance check
Party B must deliver all agricultural products to Party A’s specified storeroom.  Party A signs the warehouse entry certificate after acceptance check. Party A repays the outstanding procurement amount to Party B periodically based on the warehouse entry certificate.

Third, the payment method
1. During the Agreement Period, Party B provides agricultural products to Party A by the actual purchase price without any charge. Other costs (freight, etc.) shall be taken by the Party A during this period.

2. Both parties shall settle payment every ten days because Party A need the multi-species, multi-batch agricultural products. Party B advances procurement payment to vendors, Party A reimburses Party B once Party B’s advance reach 1 million RMB.

Four, others
1. This agreement is effective from November 1, 2013 to June 30, 2014. In the meantime, both parties shall not terminate this agreement without a particular reason. Should there be other reasons that cause the termination of the agreement, such a party should notify the other party 20 days in advance, or will pay the full loss to the other party.
2. For the other outstanding issues, both sides shall timely negotiate with each other.
3. The contract is signed in duplicate. Each party holds one with effect from the date stamped by both parties.

Party A: Seal affixed	Party B: Seal affixed
Date: November 1, 2013	Date: November 1, 2013